Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James Lucania
856-384-2480

Checkpoint Systems, Inc. Appoints New Chairman of the Board

Thorofare, New Jersey, June 4, 2015 - Checkpoint Systems, Inc. (NYSE: CKP) announced today that the Board of Directors has elected Stephen N. David, as Chairman of the Board of Directors, effective June 3, 2015.  Mr. David has been a director of Checkpoint since 2012 and succeeds William S. Antle, III who had served as Chairman since 2012 and will continue to serve on Checkpoint’s Board as a non-employee director.

“The entire Board of Directors would like to thank Bill for his service and we are excited that he is staying on to contribute in a different capacity,” said George Babich, President and Chief Executive Officer.  “I am excited going forward to work with Steve where his technology background and strategic focus applied to this new role will be invaluable as Checkpoint continues building for growth.”

Mr. David has been a senior adviser with Boston Consulting Group since 2005, where he provides strategic planning services in sales, marketing and IT to a variety of clients in the consumer products, pharmaceutical and financial services industries. Over the course of Mr. David's career, he has had extensive business development and strategic planning experience in the consumer products industry and technology sector. From 2003 to 2008, Mr. David served as Chairman of the Board and interim Chief Executive Officer of Iomega®, a worldwide leader in storage solutions for consumers and small business, where he led a turnaround focused on reducing costs and expanding revenue.   Mr. David served as the Chief Information Officer and Business-to-Business Officer of Procter & Gamble from July 1, 2000 to January 2005. In 2005, Mr. David retired from Procter & Gamble after 34 years, during which he served in varied roles including Country Manager P&G Hellas (Greece) and later General Manager of the company’s Arabian Peninsula operations. Mr. David has served on a number of corporate boards and industry advisory committees. Among them are Ahold USA, Cisco Systems, Inc., Hewlett-Packard Company, TrueDemand Software, InformationWeek, Global Commerce Initiative, EPCglobal, the Uniform Code Council and Institute for the Future. Mr. David has a Bachelor’s degree in Business Administration from the University of Nebraska.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.
For more information, visit www.checkpointsystems.com.